Exhibit 99.1

Contacts:	Lorne E. Phillips, CFO Pioneer Drilling Company (210) 828-7689 Lisa Elliott / lelliott@drg-e.com Anne Pearson / apearson@drg-e.com DRG&E / (713) 529-6600

Pioneer Drilling Announces Offering of Up to 3.82 Million

Shares of Common Stock

SAN ANTONIO, Texas, November 11, 2009 – Pioneer Drilling Company (NYSE Amex: PDC) (the “Company”) today announced that it is publicly offering up to 3.82 million shares of its common stock pursuant to the Company’s effective shelf registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”). Jefferies & Company, Inc. will serve as the sole underwriter for this offering. The Company has granted the underwriter an over-allotment option to purchase up to 573,000 additional shares of common stock at the public offering price, less underwriting discount and commission, within 30 days. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering. The Company intends to use the net proceeds from the offering for general corporate purposes, which may include capital expenditures, working capital, acquisitions or the repayment or refinancing of indebtedness.

The shares will be issued pursuant to an effective shelf registration statement that was previously filed with the SEC and was declared effective on July 16, 2009. A preliminary prospectus supplement related to the offering will be filed with the SEC and available on the SEC’s website http://www.sec.gov on November 12, 2009. Copies of the prospectus supplement relating to these securities may be obtained from Jefferies & Company, Inc., 520 Madison Avenue, New York, NY 10022, 1-888-449-2342. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Certain matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, including the offering of the common stock and the proceeds therefrom. These risks and uncertainties include among other things, the stability of the capital markets, other market conditions, customary closing conditions, and other factors and uncertainties inherent in providing contract drilling and well services discussed in Pioneer’s filings with the SEC. Specifically, Pioneer cannot assure you that the proposed transaction described above will be consummated on the terms currently contemplated, if at all. Pioneer disclaims any obligation to update publicly its forward-looking statement, whether as a result of new information, future events or otherwise.

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